FOR IMMEDIATE RELEASE

INTER PARFUMS, INC. REPORTS THIRD QUARTER RESULTS

New York, New York, November 9, 2005 - Inter Parfums, Inc. (NASDAQ National Market: IPAR) today reported third quarter 2005 results.

Third Quarter 2005 Compared to Third Quarter 2004:

  Net sales increased 12% to $75.4 million from $67.1 million.  There were no discernable effects of changes in foreign currency exchange rates for the current third quarter;
  Gross margin rose to 56% of net sales, as compared to last year's 50%,
  S, G & A as a percentage of sales rose to 47% from 38% for the corresponding period of the prior year; and,
  Net income was $3.8 million or $0.18 per diluted share, as compared to last year's $4.0 million or $0.20 per diluted share.

Net sales through September 30, 2005 increased 21% to $207.9 million from $172.2 million in the first nine months of 2004; there were also no discernable effects of changes in foreign currency exchange rates for the current nine-month period.  Net income was $11.4 million or $0.56 per diluted share as compared to $12.2 million or $0.60 per diluted share in the first nine months of 2004.

Jean Madar, Chairman & CEO, stated, "For the quarter, prestige product sales rose by 16% while mass market sales declined by 11%. Burberry fragrance sales generated a 14% increase with contributions from the entire portfolio.  This increase comes during a period where no major launches took place and only a limited amount of pre-launch sales of Burberry Brit Gold (limited edition holiday fragrance) were registered.  Lanvin product sales were also ahead of last year's third quarter driven by solid gains from the Eclat d'Arpege line.  To a lesser extent, the debut of Christian Lacroix Tumulte mid-quarter and the geographic rollout of Celine Fever contributed to our third quarter sales growth.  The launch of our first new Lanvin fragrance, Arpege Pour Homme, has begun in time for the 2005 holiday season with geographic rollout to ensue in the coming year."

He went on to say, "S, G & A expenses were higher primarily as a result of increased expenditure requirements under the license with Burberry.  Increased royalties took effect July 1, 2004 while increased advertising requirements took effect January 1, 2005.  Total royalty expense for the third quarter increased 19% to $8.8 million, as compared to $7.4 million for the corresponding period of the prior year.  For the first nine months of 2005, royalties increased 76% to $23.6 million, as compared to $13.4 million, for the corresponding period of the prior year.  Promotion and advertising aggregated $12.9 million for the third quarter and $31.9 million for the first nine months of 2005, up from $6.3 million and $16.6 million, for the respective periods in 2004.  Improved gross margins continue to mitigate much of these increased expenses."

Mr. Madar added, "As we previously reported, we have a very ambitious new product schedule for 2006, which includes a major new Burberry fragrance family in spring 2006, in conjunction with Burberry's 150th anniversary."

Regarding the agreement with Gap Inc. under which Inter Parfums will develop, produce, manufacture and distribute personal care and home fragrance products under the Gap and Banana Republic brand names for Gap and Banana Republic retail stores in the U.S. and Canada, Mr. Madar noted, "With work now underway on design concepts and the initial lines, we expect to meet our goals of launching at Banana Republic in the fall of 2006 and at Gap in early 2007.  As previously reported, we had budgeted between $1.5 million to $2.5 million in the second half of 2005 and in the third quarter, we incurred expenses of approximately $0.6 million.  To propel these programs forward, these expenses are expected to continue in 2006.  In addition, we are currently transitioning component sourcing and production of Gap's existing fragrance and personal care product lines to suppliers and contract fillers of the Company.  Margins on initial sales to Gap of their existing product lines are expected to be minimal, as we plan to honor existing purchase commitments.  Sales estimates for Gap's existing line, as well as initial estimates for the Banana Republic line expected to launch in September 2006 will be included in our guidance for 2006 which we intend to announce at the end of November 2005."

Russell Greenberg, Executive Vice President & CFO noted, "Our financial position remains strong.  At September 30, 2005, working capital aggregated $129 million and cash and cash equivalents and short-term investments aggregated $44.0 million."

Regarding the recent common stock offering, Mr. Greenberg stated, "As has been reported, LV Capital USA, Inc., an Inter Parfums shareholder since 1999, sold its 3,436,050 share stake through an underwritten public offering.  We believe that the increase in the public float following the offering will enhance trading volume and liquidity in our shares."

He closed by saying, "Assuming the dollar remains at current levels, we are reaffirming our 2005 sales guidance of approximately $274 million, which represents a nearly 17% increase over 2004 sales.  We are also reaffirming our 2005 net income guidance of $14.6 million or $0.71 per diluted share."

12th Annual Perfumers' Choice Awards

Separately, the Company announced that later this evening, Mr. Madar will accept the Perfumers' Choice Award for Burberry Brit for Men in the Men's Contemporary category from the American Society of Perfumers.  The 'contemporary' category is awarded to a fragrance that has been on the market for less than three years.

Quarterly Dividend

The Company's regular quarterly cash dividend of $0.04 per share will be payable on January 16, 2006 to shareholders of record on December 30, 2005.

Conference Call

The management of Inter Parfums will host a conference call at 11:00 am ET on Thursday, November 10, 2005, to discuss third quarter results and other recent developments.  Interested parties may participate by calling 706-679-3037, approximately 10 minutes before the start of the call.  This conference call will also be distributed live over the Internet via the Investor Relations section of the Company's web site at www.interparfumsinc.com. To listen to the live call, please go to the web site in advance to register, and if needed, download and install any necessary audio software.  If you are unable to listen live, the conference call will be archived and can be accessed for approximately 90 days at the web site.  We suggest listeners use Microsoft Explorer as their browser.

Statements in this release which are not historical in nature are forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to be materially different from projected results. Such factors include continuation and renewal of existing license agreements, effectiveness of sales and marketing efforts and product acceptance by consumers, dependence upon management, competition, currency fluctuation and international tariff and trade barriers and governmental regulation.  In addition and with respect to our recently reported agreement with Gap Inc., such factors include approval of new products by Gap and sales and marketing efforts of Gap. Given these uncertainties, persons are cautioned not to place undue reliance on the forward-looking statements.

In some cases you can identify these statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will" and "would" or similar words. You should not rely on forward-looking statements because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the heading "Forward Looking Information and Risk Factors" in Inter Parfums' annual report on Form 10-K/A for the fiscal year ended December 31, 2004 and filed with the Securities Exchange Commission on April 28, 2005, and the reports Inter Parfums files from time to time with the Securities and Exchange Commission.  Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Inter Parfums develops, manufactures and distributes prestige perfumes and cosmetics as the exclusive worldwide licensee for Burberry, S.T. Dupont, Paul Smith, Christian Lacroix, Celine, Diane von Furstenberg and Lanvin.  The Company also has controlling interest in Nickel S.A., a men's skin care company.  In addition, Inter Parfums is a leading producer and supplier of mass market fragrances, cosmetics and personal care products.  The Company's products are sold in over 120 countries worldwide.

Contact at	Inter Parfums, Inc. Russell Greenberg, Exec. VP & CFO (212) 983-2640/rgreenberg@interparfumsinc.com www.interparfumsinc.com	or	Investor Relations Counsel The Equity Group Inc. Linda Latman (212)836-9609/llatman@equityny.com Andreas Marathovouniotis (212) 836-9611 www.theequitygroup.com

See Accompanying Tables)
Inter Parfums, Inc. CONSOLIDATED STATEMENTS OF INCOME (In thousands, except per share data) (Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004

Net sales	$ 75,446	$ 67,090	$ 207,875	$ 172,215

Cost of sales	33,089	33,822	90,346	86,541

Gross margin	42,357	33,268	117,529	85,674

Selling, general and administrative	35,124	25,261	94,286	60,643

Income from operations	7,233	8,007	23,243	25,031

Other expenses (income):
Interest expense	92	239	692	448
(Gain) loss on foreign currency	(107)	19	(104)	503
Interest and dividend income	(268)	(139)	(962)	(583)
(Gain) loss on subsidiary's issuance of stock	(26)	--	(11)	25

	(309)	119	(385)	393

Income before income taxes and minority interest	7,542	7,888	23,628	24,638

Income taxes	2,545	2,658	8,520	8,611

Income before minority interest	4,997	5,230	15,108	16,027

Minority interest in net income of consolidated subsidiary	1,243	1,193	3,737	3,810

Net income	$ 3,754	$ 4,037	$ 11,371	$ 12,217

Net income per share:
Basic	$0.19	$0.21	$0.57	$0.64
Diluted	$0.18	$0.20	$0.56	$0.60

Weighted average number of shares outstanding:
Basic	20,189	19,171	20,023	19,170
Diluted	20,556	20,397	20,485	20,530

Inter Parfums, Inc. CONSOLIDATED BALANCE SHEETS (In thousands except share and per share data)
ASSETS
	September 30, 2005	December 31, 2004
	(unaudited)
Current assets:
Cash and cash equivalents	$ 26,355	$ 23,372
Short-term investments	17,700	17,600
Account receivable, net	91,281	75,382
Inventories	52,198	61,066
Receivables, other	2,780	2,703
Other current assets	4,878	930
Income tax receivable	428	544
Deferred tax assets	3,462	2,605

Total current assets	199,082	184,202

Equipment and leasehold improvements, net	5,978	6,448

Trademarks, licenses and other intangible assets, net	31,134	34,171

Goodwill	4,565	5,143

Other assets	580	521

	$ 241,339	$ 230,485

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Loans payable - banks	$ 5,880	$ 748
Current portion of long-term debt	3,853	4,359
Accounts payable	28,204	30,730
Accrued expenses	30,498	15,385
Income taxes payable	895	2,533
Dividends payable	809	581

Total current liabilities	70,139	54,336

Long-term debt, less current portion	10,597	15,258

Deferred tax liability	2,176	2,839

Put options	915	838

Minority interest	30,274	30,705

Shareholders' equity:
Preferred stock, $.001 par; authorized 1,000,000 shares; none issued
Common stock, $.001 par; authorized 100,000,000 shares; outstanding 20,232,560 and 19,379,917 shares at September 30, 2005 and December 31, 2004, respectively	20	19
Additional paid-in capital	37,353	35,538
Retained earnings	109,720	100,772
Accumulated other comprehensive income	5,454	16,431
Treasury stock, at cost, 6,302,768 and 7,064,511 shares at September 30, 2005 and December 31, 2004	(25,309)	(26,251)

	127,238	126,509

	$ 241,339	$ 230,485